Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2026, with respect to the consolidated financial statements included in the Annual Report of Hyperfine, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Hyperfine, Inc. on Forms S-3 (File No. 333-275449 and File No. 333-262300) and on Forms S-8 (File No. 333-285861, File No. 333-278186, File No. 333-270751, and File No. 333-263897).

/s/ GRANT THORNTON LLP

San Jose, California

March 18, 2026